Exhibit 99.1

NN, Inc.

6210 Ardrey Kell Road

Charlotte, NC 28277

FOR IMMEDIATE RELEASE

NN, INC. ANNOUNCES SUCCESSFUL $265 MILLION FINANCING

New $50 Million Asset Based Credit Line, 5.5-Year $150 Million Term Loan, and $65 Million Preferred Offering Provide Flexibility to Continue Business Transformation

Charlotte, N.C., March 22, 2021 – NN, Inc. (NASDAQ: NNBR), a diversified industrial company, today announced the completion of a new financing with J.P. Morgan, funds managed by Oaktree Capital Management, L.P., and investment funds managed by Morgan Stanley Tactical Value to provide a $50 million asset-based credit line (ABL), a 5.5-year $150 million term loan, and a $65 million preferred stock issuance, respectively. Proceeds from the transaction will be used to repay the current principal balance of $70 million on its term loans due in 2022, to redeem its current $100 million outstanding preferred stock, prior to the increase in redemption premium at March 31, 2021, and pay off its fixed interest rate swap of $14 million. The transaction enables the Company to strengthen its balance sheet by extending its capital structure’s maturity at an attractive blended cost of capital, allowing the Company financial flexibility to continue its current business transformation efforts.

“We are pleased to complete this financing that provides NN with a solid foundation and flexibility to continue pursuing our strategic initiatives toward transformational growth,” stated Warren Veltman, President and Chief Executive Officer. “We have positioned ourselves well to take advantage of the confluence of emerging vehicle electrification and the smart grid technologies necessary to power those vehicles. Supplemented by additional trends in aerospace and defense, we are confident these offerings will assist our efforts to drive future growth.”

Transaction Highlights

The $50 million ABL revolving credit facility includes the following provisions:

•	Interest rate of LIBOR +1.75% - 2.00%, with a 0.50% floor

•	Term of 5 years

•	Primarily secured by eligible receivables and inventory

The $150 million term loan includes the following provisions:

•	Interest rate of LIBOR + 6.875%, with a 1% floor

•	Term of 5.5 years

•	Minimal financial covenants, including maximum total leverage ratio

The $65 million preferred issuance includes the following provisions:

•	Perpetual maturity, redeemable at the greater of accrued value or 1.4x the investment amount

•	A 10% annual cash dividend (or 12% PIK) payable quarterly, with a 2.5% increase after year five

•	Penny warrants to purchase 1.9 million common shares with a 6-year expiration

•	Board observer seat

Tom DeByle, NN Senior Vice President and CFO, commented, “With the reduction in leverage from the sale of Life Sciences in the fourth quarter, we sought to address the near-term debt maturities and outstanding preferred stock in a way that increased our ability to grow our business while maintaining an appropriate level of liquidity. This new agreement meets these needs while bringing in investment partners that understand our industry and are committed to our long-term strategy.”

J.P. Morgan acted as administrative agent, sole bookrunner and sole lead arranger on the asset based credit line, advised on the term loan, and served as sole placement agent on the preferred issuance. Bass, Berry & Sims PLC served as legal counsel to the Company on the transaction. Gibson, Dunn & Crutcher LLP served as legal counsel to Morgan Stanley Tactical Value.

About NN, Inc.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 32 facilities in North America, Europe, South America, and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations and liquidity, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Jeff Tryka, CFA

Investor Relations Contact

jtryka@lambert.com

(616) 258-5766

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